Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the BP Lower 48 Employee Savings Plan of our reports dated 6 March 2014, with respect to the group financial statements of BP p.l.c., and the effectiveness of internal control over financial reporting of BP p.l.c., included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
London, England

8 December 2014